Exhibit 99.1

Alcentra Capital Corporation Provides Update

on Portfolio Developments and Share Repurchase Activity

Continues to Rotate Portfolio and Take Action to Enhance Stockholder Value

Has Repurchased 9.0% of Outstanding Shares Since January 1, 2018 Under

Share Repurchase Programs

NEW YORK, January 14, 2019 – Alcentra Capital Corporation (NASDAQ: ABDC) (“Alcentra Capital” or the “Company”), a provider of debt financing solutions to middle-market companies based in the United States, today provided an update on developments in its investment portfolio during fourth quarter 2018 and share repurchase plan activity.

Alcentra Capital’s new management team continues to execute on its strategy of rotating toward a larger middle market, senior secured debt portfolio. During the fourth quarter of 2018, the Company exited approximately $75.0 million of investments and redeployed or committed for redeployment approximately $60.0 million into investments that are generally consistent with its new strategy, including the following investments which have closed:

•	$4.4 million senior secured loan (LIBOR+8.00%) to Sandvine Corporation, a networking equipment company that provides policy control solutions and intelligence to fixed, mobile and converged communications service provider networks;

•	$19.9 million senior secured loan (LIBOR+6.25%) to Impact Group, LLC, a leading sales and marketing agency with expertise in the retail brokerage and consumer packaged goods industry;

•	$6.3 million senior secured loan (EURIBOR+7.00%) to Clanwilliam Group, an international healthcare technology and services company based in Dublin, Ireland;

•	the conversion of the Company’s senior secured loan in Xpress Global Systems, LLC (“Xpress”) into an equity investment in connection with the sale of Xpress to a new private equity sponsor; and

•	the conversion of the Company’s various debt positions in Black Diamond Equipment Rentals, LLC (“Black Diamond”) into one senior secured loan in connection with the recapitalization by Black Diamond’s existing financial sponsor.

Also, since January 1, 2018, the Company has repurchased 1,280,111 shares of its outstanding common stock under its share repurchase programs, or approximately 9.0% of the shares outstanding as of January 1, 2018. As of January 14, 2019, the Company has approximately $6.2 million of repurchase authority remaining under the repurchase program announced on November 5, 2018.

Alcentra Capital’s CEO, Vijay Rajguru, stated, “We are very focused on implementing our previously announced strategy to turn around the company and enhance stockholder value. We are happy to report that in the fourth quarter we were involved in the exit or recapitalization of several legacy investments and continued to redeploy several of the Company’s portfolio positions into senior loans for larger, financial sponsor-backed middle market companies. These steps, along with share repurchases, have contributed positively to our recent results and have put us on a strong course for success.”

About Alcentra Capital Corporation

Alcentra Capital Corporation provides customized debt and equity financing solutions to middle-market companies, which the Company generally defines as U.S. based companies having between $15.0 million and $75.0 million of EBITDA. Alcentra Capital’s investment objective is to provide attractive risk-adjusted returns by generating current income from its debt investments. Alcentra Capital seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Alcentra Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. In addition, for tax purposes, Alcentra Capital has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986.

About Alcentra NY, LLC

Alcentra NY, LLC, the Company’s external investment adviser, is a subsidiary of BNY Alcentra Group Holdings, Inc. (“Alcentra Group”), one of the world’s leading sub-investment grade credit asset managers focusing on the U.S. and European markets. Alcentra Group has an investment track record that spans across 75 separate investment vehicles and accounts totaling approximately $37.5 billion (including accounts managed by Alcentra NY, LLC, Alcentra Ltd, and assets managed by Alcentra Group personnel for affiliates under dual officer arrangements).

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. In addition, there is no assurance that the Company will purchase additional shares at any specific discount levels or in any specific amounts. There is no assurance that the market price of the Company’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that the repurchase plan will enhance stockholder value over the long term. The Company undertakes no duty to update any forward-looking statement made herein, unless required to do so by law. All forward-looking statements speak only as of the date of this press release.

For further information, please contact either Vijay Rajguru, Chief Executive Officer, Alcentra Capital, (212) 922-4215, or Ellida McMillan, Chief Financial Officer, Alcentra Capital, (212) 922-6644.